Exhibit 77(q)(1)(e)(1)

                              AMENDED AND RESTATED
                                   SCHEDULE 1

                               with respect to the

                              MANAGEMENT AGREEMENT

                                     between

                                 ING FUNDS TRUST

                                       and

                              ING INVESTMENTS, LLC
                      an Arizona Limited Liability Company


                                                     Annual Investment Management Fee
                                                     --------------------------------
Name of Fund                                   (as a percentage of average daily net assets)
------------
ING Classic Money Market Fund                                      0.25%

ING High Yield Bond Fund                           0.65% of first $250 million of assets
                                                    0.60% of next $250 million of assets
                                                 0.55% of assets in excess of $500 million

                                                   0.50% of first $500 million of assets
ING Intermediate Bond Fund                0.45% of assets in excess of $500 million up to $1 billion
                                         0.425% of assets in excess of $1 billion up to $2 billion
                                                  0.40% of assets in excess of $2 billion

ING National Tax-Exempt Bond Fund                                  0.50%